As filed with the Securities and Exchange Commission on December 23, 2002
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CELL GENESYS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3061375
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
342 Lakeside Drive
Foster City, California 94404
(650) 425-4400
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Matthew J. Pfeffer

Chief Financial Officer
Cell Genesys, Inc.
342 Lakeside Drive
Foster City, California 94404
(650) 425-4400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Herbert P. Fockler, Esq.

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☑

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title of each class of	Proposed Maximum	Offering Price Per	Amount of
Securities to be Registered	Offering Price(1)(2)	Unit	Registration Fee

Common Stock, $0.001 par value(3)(4)	—	—	—
Preferred Stock, $0.001 par value(3)	—	—	—
Depositary Shares(3)	—	—	—
Warrants(5)	—	—	—
Debt Securities	—	—	—
Total(6)	$150,000,000(7)	100%(3)	$13,800

(1)	Or (i) if any debt securities are issued at an original issue discount, such greater principal amount as shall result in an aggregate initial offering price equal to the amount to be registered or (ii) if any debt securities are issued with a principal amount denominated in a foreign currency or composite currency, such principal amount as shall result in an aggregate initial offering price equivalent thereto in United States dollars at the time of initial offering.

(2)	These figures are estimates made solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended, exclusive of accrued interest, if any, on the debt securities.

(3)	In addition to any securities that may be registered hereunder, we are also registering an indeterminate number of shares of common stock, preferred stock, or depositary shares as may be issued upon conversion or exchange of the securities issued directly hereunder. No separate consideration will be received for any shares of common stock, preferred stock or depositary shares so issued upon conversion or exchange.

(4)	Under our stockholder rights plan, each share of common stock includes a right to purchase a fraction of a share of our Series A Preferred Stock.

(5)	Includes warrants to purchase common stock, warrants to purchase preferred stock and warrants to purchase debt securities.

(6)	We will determine the proposed maximum offering price per unit in connection with the issuance of the securities.

(7)	The securities registered hereunder may be sold separately, or as units with other securities registered hereby. The aggregate amount of common stock registered hereunder is limited to that which is permissible under Rule 415(a)(4) under the Securities Act, to the extent applicable.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated December 23, 2002

PROSPECTUS

$150,000,000

CELL GENESYS, INC.

By this prospectus, we may offer, from time to time:

Common Stock

Preferred Stock
Depositary Shares
Warrants
Debt Securities

       See “Risk Factors” beginning on page 5 for information you should consider before buying our securities.

       Our common stock is quoted on the Nasdaq National Market under the symbol “CEGE.” The last reported sale price of our common stock on December 20, 2002 was $11.75 per share.

      We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

      This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated                           ,

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
RISK FACTORS
USE OF PROCEEDS
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF THE DEPOSITARY SHARES
DESCRIPTION OF THE WARRANTS
DESCRIPTION OF THE DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
Item 16. Exhibits
SIGNATURES
EXHIBIT 5.1
EXHIBIT 12.1
EXHIBIT 23.1

      No person has been authorized to give any information or make any representations in connection with this offering other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, the accompanying prospectus supplement and the documents we have filed with the Securities and Exchange Commission, or SEC, that are incorporated by reference in this prospectus and that are referenced under the sections entitled “Where You Can Find More Information” on page 32 and “Information Incorporated by Reference into this Prospectus” on page 33, contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “plan,” “expect,” “anticipate,” “estimate,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in this prospectus regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements. Without limiting the broader description of forward-looking statements above, we specifically note that statements regarding potential drug candidates, their potential therapeutic effect, the possibility of obtaining regulatory approval, our ability to manufacture and sell any products, market acceptance or our ability to earn a profit from sales or licenses of any drug candidate or our ability to discover new drugs in the future are all forward-looking in nature. We cannot guarantee the accuracy of the forward-looking statements, and you

i

should be aware that results and events could differ materially and adversely from those contained in the forward-looking statements due to a number of factors, including:

•	our failure to achieve positive results in clinical trials or receive required regulatory approvals;

•	competitive factors;

•	our failure to successfully commercialize our products;

•	our inability to manufacture our products;

•	variability of our revenue;

•	our ability to enter into future collaborative agreements;

•	uncertainty regarding our patents and patent rights;

•	compliance with current or prospective governmental regulation;

•	technological change; and

•	general economic conditions.

      You should also consider carefully the statements set forth in the section entitled “Risk Factors” and other sections of this prospectus, and the accompanying prospectus supplement, and in the other documents we have filed with the SEC and that are incorporated by reference in this prospectus, which address these and additional factors that could cause results or events to differ from those set forth in the forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements. We have no plans to update these forward-looking statements.

ii

SUMMARY

      This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $150,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may, along with the information that is incorporated by reference as described in the section of this prospectus entitled “Where You Can Find More Information,” add to, update or change information contained in this prospectus. To the extent there are inconsistencies between this prospectus, any prospectus supplement and any documents incorporated by reference, the document with the latest date will control. You should read both this prospectus and any prospectus supplement, including the risk factors, together with the additional information described under the heading “Where You Can Find More Information.”

Cell Genesys, Inc.

      Since its inception in April 1988, Cell Genesys, Inc. has focused its research and product development efforts on human disease therapies that are based on innovative gene modification technologies. Our strategic objective is to develop and commercialize cancer vaccines, oncolytic virus therapies and gene therapies to treat cancer and other major, life-threatening diseases. Our current clinical programs include GVAX® cancer vaccines and oncolytic virus therapies.

      GVAX® cancer vaccines are comprised of tumor cells which are genetically modified to secrete an immune-stimulating hormone, granulocyte-macrophage colony stimulating factor, and then are lethally irradiated for safety. The goal of GVAX® cancer vaccines is to stimulate an antitumor immune response that targets and destroys tumor cells which persist or recur following surgery, radiation therapy and other forms of cancer treatment. GVAX® cancer vaccines are in clinical studies for prostate cancer, lung cancer, pancreatic cancer and leukemia and myeloma.

      Our oncolytic virus therapy program utilizes adenovirus, one of the viruses responsible for the common cold, to create viruses that kill cancer cells. The virus is engineered to selectively replicate in and kill targeted cancer cells, while leaving healthy normal cells largely unharmed. The engineered viruses are delivered either by direct injection into tumors or body cavities where tumors can grow. The viruses then replicate in a cancer cell until the cancer cell can no longer contain the virus and bursts. Clinical trials have thus far been conducted for oncolytic virus therapies for prostate cancer. In addition, we have preclinical oncolytic virus programs evaluating potential therapies for bladder cancer, liver cancer and colon cancer.

      We are also developing a pipeline of potential cancer gene therapy products. Our preclinical cancer gene therapy program primarily focuses on antiangiogenesis — a process in which the tumor’s blood supply is inhibited by blocking the formation of tumor blood vessels. We have conducted research with a variety of antiangiogenic genes obtained from academic and corporate collaborators and are screening antiangiogenic gene therapy product candidates in preclinical tumor models with the goal of identifying a potential product candidate for development.

      We have three manufacturing facilities available for the manufacture of our clinical products. The facilities are located in Hayward, California, San Diego, California and Memphis, Tennessee.

      Additionally, we have a majority-owned subsidiary, Ceregene, Inc., that is focused on gene therapies for central nervous system disorders. We also continue to hold shares of common stock of our former subsidiary, Abgenix, Inc. (Nasdaq: ABGX), which is focused on the development and commercialization of antibody therapies. We also have a licensing program for our patents and patent filings for gene activation technology, a novel and proprietary method for the production of therapeutic proteins.

      Our principal executive offices are located at 342 Lakeside Drive, Foster City, California 94404. Our telephone number is (650) 425-4400.

The Securities We May Offer

      We may offer up to $150,000,000 of common stock, preferred stock, depositary shares, warrants and debt securities, in one or more offerings and in any combination. A prospectus supplement, which we will provide each time we offer securities, will describe the specific amounts, prices and terms of these securities.

      We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

      We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into our common stock. Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to rights, if any, of preferred stock holders. Currently, we do not pay a dividend. Each holder of common stock is entitled to one vote per share. The holders of our common stock have no preemptive rights. Holders of our common stock have cumulative voting rights for the election of our directors in accordance with our certificate of incorporation, bylaws and Delaware law.

Preferred Stock and Depositary Shares

      We may issue preferred stock in one or more series. Our board of directors or a committee designated by the board will determine the dividend, voting and conversion rights and other provisions at the time of sale. Each series of preferred stock will be more fully described in the particular prospectus supplement that will accompany this prospectus, including redemption provisions, rights in the event of liquidation, dissolution or the winding up of Cell Genesys, voting rights and conversion rights. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts. Each particular series of depositary shares will be more fully described in the prospectus supplement that will accompany this prospectus.

Warrants

      We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities.

Debt Securities

General

      We may offer secured or unsecured obligations in the form of either senior or subordinated debt. The senior debt securities and the subordinated debt securities are together referred to in this prospectus as the “debt securities.” The senior unsecured debt securities will have the same rank as all of our other unsecured unsubordinated debt. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. Senior debt generally includes all debt for money borrowed by us, except debt that is stated in the instrument governing the terms of that debt to be not senior to, or to have the same rank in right of payment as, or to be expressly junior to, the subordinated debt securities. We may issue debt securities that are convertible into or exchangeable for shares of common stock or other securities or property.

      The senior and subordinated debt securities will be issued under separate indentures between a trustee and us. We have summarized the general features of the debt securities to be governed by the indentures. These indentures have been filed as exhibits or will be incorporated by reference into the registration statement (No.           ) that we have filed with the SEC (this prospectus being part of that registration statement). We encourage you to read these indentures. Instructions on how you can get copies of these documents are provided below under the heading “Where You Can Find More Information.”

General Indenture Provisions that Apply to Senior and Subordinated Debt

•	Each indenture allows debt to be issued in series with terms particular to each series.

•	Neither indenture limits the amount of debt that we may issue or generally provides holders any protection should we engage in a highly leveraged transaction.

•	The indentures allow us to merge or to consolidate with another U.S. entity or convey, transfer or lease our properties and assets substantially as an entirety to another U.S. entity, as long as certain conditions are met. If these events occur, the other company will be required to assume our responsibilities on the debt securities, and we will be released from all liabilities and obligations, except in the case of a lease.

•	The indentures provide that the trustee and we may generally amend the indenture with the consent of holders of a majority of the total principal amount of the debt outstanding in any series to change certain of our obligations or your rights concerning the debt. However, to change the payment of principal, interest or adversely affect the right to convert or certain matters, every holder in that series must consent.

•	We may discharge the indentures and defease restrictive covenants by depositing sufficient funds with the trustee to pay the obligations when due, as long as certain conditions are met. The trustee would pay all amounts due to you on the debt from the deposited funds.

Events of Default

      Each of the following is an event of default under the indentures:

•	principal not paid when due;

•	any sinking fund payment not made when due;

•	failure to pay interest for 30 days;

•	covenants not performed for 90 days after notice; and

•	certain events of bankruptcy, insolvency or reorganization of Cell Genesys.

      A prospectus supplement may describe deletions of, or changes or additions to, the events of default.

Remedies

      Upon an event of default, other than a bankruptcy, insolvency or reorganization, the trustee or holders of 25% of the principal amount outstanding in a series may declare the outstanding principal, plus accrued interest, if any, immediately payable. However, the holders of a majority in principal amount may, under certain circumstances, rescind this action.

Indenture Provisions that Apply Only to the Subordinated Debt Securities

      The subordinated indenture provides that the subordinated debt securities will be subordinated to all senior debt as defined in the subordinated indenture.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

      The following table sets forth our ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods indicated (in thousands, except ratios):

	Nine Months Ended
	September 30,		Year Ended December 31,

	2002	2001	2001	2000	1999	1998	1997

Excess (deficiency) of earnings to fixed charges(1)	$(21,822)	$(32,252)	$(34,185)	$239,583	$(11,994)	$(12,128)	$(123,529)

Ratio of earnings to fixed charges(2)	NM	NM	NM	173.9	NM	NM	NM
Ratio of earnings to combined fixed charges and preferred stock dividend requirements	NM	NM	NM	100.1	NM	NM	NM

(1)	As of the date hereof we have outstanding 665 shares of our Series B redeemable convertible preferred stock. Dividends on the Series B preferred accrue at a rate of five percent per annum payable in kind upon conversion or redemption; therefore, the excess (deficiency) of earnings to combined fixed charges and preferred stock dividend requirements is identical to the excess (deficiency) of earnings to fixed charges as presented.

(2)	In each of the periods presented, other than the year ended December 31, 2000, earnings were insufficient to cover fixed charges.

RISK FACTORS

      Investors should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of their investment. In assessing these risks, investors should also refer to the other information contained or incorporated by reference in this Prospectus, including our consolidated financial statements and related notes.

      Our products are in developmental stage, are not approved for commercial sale and might not ever receive regulatory approval or become commercially viable. All of our potential cancer vaccines, oncolytic virus therapies and gene therapy products are in research and development. We have not generated any revenues from the sale of products. We do not expect to generate any revenues from product sales for at least the next several years. Our products currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. Our research and development efforts may not be successful and any of our future products may not be ultimately commercially successful. Even if developed, our products may not receive regulatory approval or be successfully introduced and marketed at prices that would permit us to operate profitably.

      Our cancer vaccine, oncolytic virus therapies and gene therapy programs depend on new and unproven technologies and must undergo exhaustive clinical testing. Gene therapy is a new technology. Existing preclinical and clinical data on the safety and efficacy of gene therapy are limited. Data relating to our specific gene therapy approaches are also limited. Our GVAX® cancer vaccines and oncolytic virus therapies are currently being tested in human clinical trials to determine their safety and efficacy. None of our other products or therapies under development are in human clinical trials. The results of preclinical studies do not predict safety or efficacy in humans. Unacceptable side effects may be discovered during preclinical and clinical testing of our potential products or thereafter. Possible side effects of gene therapy may be serious and potentially life-threatening. There are many reasons that potential products that appear promising at an early-stage of research or development do not result in commercially successful products. Although we are testing proposed products or therapies in human clinical trials, we cannot guarantee that we will be permitted to undertake human clinical trials for any of our other products or that adequate numbers of patients can be recruited for our clinical trials. Also, the results of this testing might not demonstrate the safety or efficacy of these products. Even if clinical trials are successful, we might not obtain regulatory approval for any indication. Finally, even if our products proceed successfully through clinical trials and receive regulatory approval, there is no guarantee that an approved product can be manufactured in commercial quantities at reasonable cost or that such a product will be successfully marketed.

      We have not been profitable in our operations (absent the gains on sales of Abgenix stock and certain one time license fees) and may not become profitable in the future. We have incurred an accumulated deficit since our inception. At September 30, 2002, our accumulated deficit was approximately $78.6 million, compared with $63.6 million at December 31, 2001. Our accumulated deficit would be substantially higher absent the gains we have realized on sales of our Abgenix stock. For the nine months ended September 30, 2002, we recorded net loss of $15.0 million, including revenue of $26.0 million from a one-time payment in connection with the Company’s license agreement with Transkaryotic Therapies in June 2002. We expect to incur substantial operating losses for at least the next several years. We have substantial lease obligations related to our manufacturing and new headquarter facilities impacting operating expense. This is due primarily to the expansion of research and development programs, clinical trials and manufacturing activities and, to a lesser extent, general and administrative expenses. We expect that losses will fluctuate from quarter to quarter and that these fluctuations may be substantial. We cannot guarantee that we will successfully develop, manufacture, commercialize or market any products. We cannot guarantee that we will ever achieve or sustain product revenues or profitability.

      We may have a need for substantial additional funds. We will need substantial funds for existing and planned preclinical and clinical trials, to continue research and development activities, for lease obligations related to our manufacturing and headquarter facilities, and to establish manufacturing and marketing capabilities for any products we may develop. At some point in the future, we may also need to raise additional capital to fund our operations. Our future capital requirements will depend on, and could increase as a result of, many factors, such as:

•	the progress and scope of our internally funded research, development and commercialization activities;

•	our ability to establish new collaborations and the terms of those collaborations;

•	competing technological and market developments;

•	the time and cost of regulatory approval;

•	the extent to which we choose to commercialize our future products through our own sales and marketing capabilities;

•	the costs we incur in obtaining and enforcing patent and other proprietary rights or gaining the freedom to operate under the patents of others; and

•	our success in acquiring and integrating complementary products, technologies or businesses.

      We intend to be able to raise additional funds through collaborative relationships, sales of some portion or all of our investment in Abgenix, additional equity or debt financings, or otherwise. Because of our long-term capital requirements, we may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Additional funding may not be available to us, and, if available, may not be on acceptable terms. If we raise additional funds by issuing equity securities, stockholders will incur immediate dilution. Opportunities for in-licensing technologies or for third-party collaborations may not continue to be available to us on acceptable terms. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research, development and clinical activities. Alternatively, we may need to seek funds through arrangements with collaborative partners or others that require us to relinquish rights to technologies or product candidates that we would otherwise seek to develop or commercialize ourselves. Either of these events could have a material adverse effect on our business, results of operations, financial condition or cash flow. Currently, we have no collaborative partners for the development of our GVAX® cancer vaccines or oncolytic virus therapy products. In October 2002, our remaining license agreement with Japan Tobacco for GVAX® lung cancer vaccine was terminated, and we will not receive any additional payments under this collaboration for the future development costs of this product.

      Our business is subject to approvals from the Food and Drug Administration, which could delay or prevent the commercialization of our products. Human therapeutic products must undergo rigorous preclinical and clinical testing and other premarket approval procedures by the FDA and similar authorities in foreign countries. Preclinical tests include laboratory evaluation of potential products and animal studies to assess the potential safety and efficacy of the product and its formulations. Clinical trials involve the administration of the investigational new drug to healthy volunteers or to patients under the supervision of a qualified principal investigator. Clinical trials are conducted in accordance with FDA Good Clinical Practices under protocols that detail the objectives of the study, the parameters to be used to monitor safety and the efficacy criteria to be evaluated. The developer of the drug must provide information relating to the characterization of the product after administration to the patients participating in the clinical trials. This requires developing approved assays of the product to test before and after administration to the patient. The results of the preclinical testing and clinical testing, together with chemistry, manufacturing and controls information, are submitted to the FDA in the form of a new drug application for a pharmaceutical product, and in the form of a biologics license application for a biological product, requesting approval to commence commercial sales.

      In responding to a new drug application or a biologics license application, the FDA may grant marketing approvals, request additional information or further research, or deny the application if it determines that the application does not satisfy its regulatory approval criteria. Approvals may not be granted on a timely basis, if at all, and if granted may not cover all the clinical indications for which we are seeking approval. Also, an approval might contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

      Our ability to manufacture our products is uncertain, which could affect our ability to develop and sell our products. We are building our own manufacturing facilities in compliance with FDA Good Manufacturing Practices regulatory requirements for the manufacture of products for clinical trials and to support the potential commercial launch of our product candidates. We are under significant lease obligations for each of our facilities, one of which is operational and two of which are expected to be available in early 2003. Completion of these facilities could take longer than expected, and our inability to establish and maintain the facilities within our planned time and budget could materially affect our product development timelines. Our manufacturing facilities will be subject to ongoing, periodic inspection by the FDA and state agencies to ensure compliance with Good Manufacturing Practices. We also may encounter problems with the following:

•	achieving consistent production yield and costs;

•	meeting product release specifications;

•	quality control and assurance;

•	shortages of qualified manufacturing personnel;

•	shortages of raw materials;

•	shortages of key contractors; and

•	ongoing compliance with FDA and other regulations.

      Currently we are manufacturing our products in a smaller facility than our new facilities in Hayward, California and Memphis, Tennessee. Developing advanced manufacturing techniques and process controls is required to fully utilize the expanded facilities. We may not be able to develop these techniques and process controls to manufacture our products effectively to meet demands of clinical testing and production.

      If we are unable to manufacture our products for any reason, our options for outsourcing manufacturing are currently limited. We are unaware of available contract manufacturing facilities on a worldwide basis in which our product candidates can be manufactured under Good Manufacturing Practices regulations, a requirement for all pharmaceutical products. It would take a substantial period of time for a contract manufacturing facility that has not been producing our particular products to begin producing them under Good Manufacturing Practices regulations.

      Our manufacturing facilities are subject to licensing requirements of the California Department of Health Services and the Tennessee Department of Commerce and Insurance, Board of Pharmacy, referred to as the Tennessee Board of Pharmacy. While not subject to license by the FDA, these facilities are subject to inspection by the FDA, as well as by the California Department of Health Services and the Tennessee Board of Pharmacy. Failure to maintain these licenses or to meet the inspection criteria of the FDA, the California Department of Health Services or the Tennessee Board of Pharmacy would disrupt our manufacturing processes and have a material adverse effect on our business, results of operations, financial condition and cash flow.

      We are subject to laws and regulations enforced by the FDA, the California Department of Health Services, the Tennessee Board of Pharmacy and other regulatory statutes including:

•	Occupational Safety and Health Act;

•	Environmental Protection Act;

•	Toxic Substances Control Act;

•	Resource Conservation and Recovery Act; and

•	other current and potential future federal, state or local laws and regulations.

      In particular with respect to environmental laws, product development activities involve the use of hazardous materials, and we may incur significant costs as a result of the need to comply with these laws. Our research and development activities involve the controlled use of hazardous materials, chemicals, viruses and radioactive compounds. We are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for handling and disposing of these materials comply with the standards prescribed by applicable laws and regulations, we cannot completely eliminate the risk of contamination or injury, by accident or as the results of intentional acts of terrorists, from these materials. In the event of an accident, we could be held liable for any damages that result, and any resulting liability could exceed our resources. We may also be required to incur significant costs to comply with environmental laws and regulations in the future.

      For marketing outside the United States, we are subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs and devices. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Failure to comply with these regulatory requirements or obtain required approvals could impair our ability to develop these markets and have a material adverse effect on our results of operations and financial condition.

      We rely heavily on the development and protection of our intellectual property portfolio. The patent positions of pharmaceutical and biotechnology firms, including Cell Genesys, are generally uncertain and involve complex legal and factual questions. As of September 30, 2002, we had approximately 340 issued or granted patents and approximately 325 pending applications. Although we are prosecuting patent applications, we cannot be certain whether any given application will result in the issuance of a patent or, if any patent is issued, whether it will provide significant proprietary protection or will be invalidated. Also, patent applications in the United States are confidential until patents are issued. Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by several months. Accordingly, we cannot be sure that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications for these inventions. In addition, to the extent we license our intellectual property to other parties, we may incur expenses as a result of contractual agreements in which we indemnify these licensing parties against losses incurred if our intellectual property infringes upon the rights of others.

      Our commercial success depends in part on not infringing the patents or proprietary rights of others and not breaching licenses granted to us. We are aware of competing intellectual property relating to both our programs in cancer vaccines and oncolytic virus therapies. While we currently believe we have freedom to operate in these areas, our position may be challenged by others in the future. We may be required to obtain licenses to third-party technologies or genes necessary in order to market our products. Any failure to license any technologies or genes required to commercialize our technologies or products at reasonable cost may have a material adverse effect on our business, results of operations, financial condition and cash flow.

      We may have to engage in litigation, which could result in substantial cost to enforce our patents or to determine the scope and validity of other parties’ proprietary rights. To determine the priority of inventions, the United States Patent and Trademark Office frequently declares interference proceedings. In Europe, patents can be revoked through opposition proceedings. These proceedings could result in an adverse decision as to the priority of our inventions.

      We are currently involved in multiple interference and/or opposition proceedings with regard to:

•	gene activation technology;

•	certain ex vivo gene therapies;

•	certain vector technologies; and

•	chimeric receptor technology.

      We cannot predict the outcome of these proceedings. An adverse result could have a material adverse effect on our intellectual property position in these areas and on our business as a whole. We may be involved in other interference and/or opposition proceedings in the future. We believe that there will continue to be significant litigation in the industry regarding patent and other intellectual property rights.

      We also rely on unpatented trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. Our competitors may independently develop similar or better proprietary information and techniques and disclose them publicly. Also, others may gain access to our trade secrets, and we may not be able to meaningfully protect our rights to our unpatented trade secrets.

      We require our employees and consultants to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed by or made known to an individual during the course of the employment or consulting relationship generally must be kept confidential. In the case of employees, the agreements provide that all inventions relating to our business conceived by the employee while employed by us are our exclusive property. These agreements may not provide meaningful protection for our trade secrets in the event of unauthorized use or disclosure of such information.

      The fields of cancer vaccines, oncolytic virus therapies and gene therapies are highly competitive. Competition in the field from other biotechnology and pharmaceutical companies and from research and academic institutions is intense and expected to increase. In many instances, we compete with other commercial entities in acquiring products or technology from universities. There are numerous competitors working on products to treat each of the diseases for which we are seeking to develop therapeutic products. Some competitors are pursuing a product development strategy competitive with ours, particularly with respect to our cancer vaccine and oncolytic virus therapy programs. Certain of these competitive products are in more advanced stages of product development and clinical trials. We compete with other clinical-stage companies and institutions for clinical study participants, which could reduce our ability to recruit participants for our clinical trials. Delay in recruiting clinical study participants could adversely affect our ability to bring a product to market prior to our competitors. Our competitors may develop technologies and products that are more effective than ours, or that would render our technology and products less competitive or obsolete.

      Many of our competitors have greater financial resources and larger research and development staffs than we do. Some of our competitors have significantly greater experience than we do in developing products, in undertaking preclinical testing and human clinical trials of new pharmaceutical products, in obtaining FDA and other regulatory approvals of products, and in manufacturing and marketing new therapies. Accordingly, our competitors may obtain patent protection or FDA approval and commercialize products more rapidly than we do. We may not be able to obtain the biological materials necessary to support the research, development or manufacturing of any of our planned therapies. If we are permitted to commence commercial sales of products, we will also be competing with respect to marketing capabilities and manufacturing efficiency, areas in which we have limited or no experience. We expect that competition among products approved for sale will be based, among other things, on:

•	product efficacy;

•	price;

•	safety;

•	reliability;

•	availability;

•	patent protection; and

•	sales, marketing and distribution capabilities.

      Our competitive positions also depend upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes, and secure sufficient funding for the often lengthy period between product conception and commercial sales.

      We may depend on strategic partners for the sales, marketing and distribution of our future products. We have no experience in sales, marketing or distribution of biopharmaceutical products. We may in the future rely on sales and marketing expertise of potential corporate partners for our initial products. The decision to market future products directly or through corporate partners will be based on a number of factors, including:

•	market size and concentration;

•	size and expertise of the partner’s sales force in a particular market; and

•	our overall strategic objectives.

      We may in the future be exposed to liability claims and may be unable to obtain sufficient insurance coverage. Clinical trials or marketing of any of our potential products may expose us to liability claims resulting from the use of our products. These claims might be made by consumers, health care providers or sellers of our products. We currently maintain product liability insurance with respect to each of our clinical trials. We may not be able to maintain insurance or obtain sufficient coverage at a reasonable cost, given the increasing cost of insurance in today’s insurance market. An inability to maintain insurance at an acceptable cost, or at all, could prevent or inhibit the clinical testing or commercialization of our products or otherwise affect our financial condition. A claim, particularly resulting from a clinical trial, on any of our insurance policies or a product recall could have a material adverse effect on our business, results of operations, financial condition and cash flow.

      Sales of our future products will be influenced by the willingness of third-party payers to provide reimbursement. In both domestic and foreign markets, sales of our potential products will depend in part upon coverage and reimbursement from third-party payers, including:

•	government agencies;

•	private health care insurers and other health care payers such as health maintenance organizations;

•	self-insured employee plans; and

•	Blue Cross/ Blue Shield and similar plans.

      There is considerable pressure to reduce the cost of biotechnology and pharmaceutical products. Reimbursement from government agencies, insurers and large health organizations may become more restricted in the future. Our potential products represent a new mode of therapy, and while the cost-benefit ratio of the products may be favorable, we expect that the costs associated with our products will be substantial. Our proposed products, if successfully developed, may not be considered cost-effective by third-party payers. Insurance coverage might not be provided by third-party payers at all or without substantial delay. Even if such coverage is provided, the approved reimbursement might not provide sufficient funds to enable us to become profitable.

      The pricing of our future products may be influenced in part by government controls. The continuing efforts of governmental and third-party payers to contain or reduce the costs of healthcare may impair future revenues and profitability of biotechnology companies. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and we expect that there will continue to be, a number of federal and state proposals to implement similar government control. While we cannot predict whether the government will adopt any such legislative or regulatory proposals, the announcement or adoption of these proposals could have a material adverse effect on our business, results of operations, financial condition and cash flow.

      We depend on our key technical and management personnel and collaborative partners to advance our technology, and the loss of these personnel or partners could impair the development of our products. We rely and will continue to rely on our key management and scientific staff. The loss of key personnel or the failure to recruit necessary additional qualified personnel could have a material adverse effect on our business and results of operations. There is intense competition from other companies, research and academic institutions and other organizations for qualified personnel. We may not be able to continue to attract and retain the qualified personnel necessary for the development of our business. We will need to continue to recruit experts in the areas of clinical testing, manufacturing, marketing and distribution and to develop additional expertise in our existing personnel. If we do not succeed in recruiting necessary personnel or developing this expertise, our business could suffer significantly.

      We have clinical trial agreements with a number of public and private medical institutions for the conduct of human clinical trials for our GVAX® cancer vaccine programs and oncolytic virus therapies. The early termination of any of these clinical trial agreements would hinder the progress of our clinical trial program. If any of these relationships are terminated, the clinical trials might not be completed and the results might not be evaluated.

      We rely on the continued availability of outside scientific collaborators performing research. These relationships generally may be terminated at any time by the collaborator, typically by giving 30 days notice. These scientific collaborators are not our employees. As a result, we have limited control over their activities and can expect that only limited amounts of their time will be dedicated to our activities. Our agreements with these collaborators, as well as those with our scientific consultants, provide that any rights we obtain as a result of their research efforts will be subject to the rights of the research institutions for which they work. In addition, some of these collaborators have consulting or other advisory arrangements with other entities that may conflict with their obligations to us. For these reasons, inventions or processes discovered by our scientific collaborators or consultants may not become our property.

      Our stock price is influenced by the market price of Abgenix stock, which has been highly volatile. Our retained ownership of Abgenix common stock represents a material portion of the total assets on our balance sheet. Abgenix stock price has proven to be highly volatile. The value of our of Abgenix common stock was approximately $58.1 million at September 30, 2002 versus approximately $301.0 million at December 31, 2001. Movements in the price of Abgenix stock, up or down, may exert corresponding influences on the market price of our stock.

      Our stock price has fluctuated in the past and is likely to continue to be volatile in the future. The stock prices of biopharmaceutical and biotechnology companies (including Cell Genesys) have historically been highly volatile. The market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The following factors may affect our stock price:

•	fluctuations in our financial results;

•	announcements of technological innovations or new therapeutic products by us or our competitors;

•	announcements of changes in governmental regulation affecting us or our competitors;

•	announcements of regulatory approval or disapproval of our or our competitors’ products;

•	developments in patent or other proprietary rights affecting us or our competitors;

•	public concern as to the safety of products developed by us or other biotechnology and pharmaceutical companies;

•	general market conditions;

•	fluctuations in the price of Abgenix stock, as described above;

•	severe fluctuations in price and volume in the stock market in general (or in the trading of the stock of biopharmaceutical and biotechnology companies in particular) which are unrelated to our operating performance;

•	issuance of common stock upon conversion of our Series B redeemable, convertible preferred stock;

•	sales of common stock or other shares of common stock by existing stockholders; and

•	the perception that such issuances or sales could occur.

      Our stockholders may be diluted by the conversion of outstanding Series B redeemable convertible preferred stock. As of November 30, 2002, 665 shares of Series B redeemable convertible preferred stock, referred to as the Series B preferred, issued in January 2000, remained outstanding and were convertible into aggregate of approximately 584,000 shares of common stock as of that date. The holders of the Series B preferred may choose at any time to convert their shares into common stock. Conversion of the Series B preferred would result in issuance of additional shares of common stock, diluting existing stockholders. The number of shares of common stock issuable upon conversion of the Series B preferred is determined by dividing the market value of the shares to be converted by the lower of:

•	a fixed conversion price of $14.53 per share (subject to antidilution provisions); or

•	the average of certain trading prices during the 10 trading days preceding such date of conversion.

      The market value of the Series B preferred is based on the outstanding carrying value from the original issuance plus the deemed dividend earned over the holding period. As of November 30, 2002, the aggregate market value for all outstanding Series B preferred was approximately $7.6 million. The number of shares of common stock issuable upon conversion of the Series B preferred, and therefore the dilution of existing investors, would increase as a result of either an event triggering the antidilution rights of the Series B preferred or a decline in the market price of our common stock immediately prior to conversion of the Series B preferred.

      In the event the holders of the remaining outstanding Series B preferred do not convert their shares, the shares will automatically be converted on January 18, 2005 according to the formula described above.

      Our stockholders may be diluted by the exercise of outstanding stock options, or other issuances of our common stock. Substantially all our outstanding shares of common stock are eligible for sale in the public market. Issuance of common stock or the exercise of stock options would result in the issuance of additional shares of common stock, diluting existing investors.

      Our business could suffer as a result of our strategic acquisitions and investments. In January 2001, we acquired the principal operating assets of Chiron Corporation’s gene therapy business, a fully equipped and staffed manufacturing facility. Also in January 2001, we launched Ceregene, Inc., formed through the acquisition of Neurologic Gene Therapeutics, a private San Diego-based start-up company. Finally, in September 2001, we acquired Calydon, Inc., a private biotechnology company focused on the treatment of cancer using genetically engineered oncolytic viruses. We may not be able to fully integrate all these companies and their intellectual property or personnel. Our attempts to do so will place additional burdens on our management and infrastructure. These acquisitions will also subject us to a number of risks, including:

•	the loss of key personnel and business relationships;

•	difficulties associated with assimilating and integrating the new personnel and operations of the acquired companies;

•	the potential disruption of our ongoing business;

•	the expense associated with maintenance of diverse standards, controls, procedures, employees and clients;

•	the diversion of resources from the development of our own proprietary technology; and

•	our inability to generate revenue from acquired technology sufficient to offset associated acquisition and maintenance costs.

      We may not be successful in overcoming these risks or any other problems encountered in connection with our acquisitions. Moreover, we may engage in future acquisitions or investments that could dilute our existing stockholders or cause us to incur contingent liabilities, debt or significant expense. From time to time, in the ordinary course of business, we may evaluate potential acquisitions or investments in related businesses, products or technologies. Future acquisitions could result in the issuance of dilutive equity securities or the incurrence of debt or contingent liabilities. We may not be successful with any strategic acquisition or investment. Any future acquisition or investment could harm our business, financial condition and results of operations.

      Our operations are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist activity and other events beyond our control. Our facilities in California have, in the past, been subject to electrical blackouts as a result of a shortage of available electrical power. Future blackouts could disrupt the operations of our facilities. In addition, we do not carry sufficient business interruption insurance to compensate us for actual losses from interruption of our business that may occur, and any losses or damages incurred by us could have a material adverse effect on our business.

USE OF PROCEEDS

      Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities offered by this prospectus to:

•	fund clinical trials of our product candidates;

•	continue to advance our preclinical research programs;

•	in-license or acquire complementary products, technologies or companies; and

•	fund general corporate purposes.

      Our management will retain broad discretion as to the allocation of the net proceeds of any offering. Until we use the net proceeds of any offering, we will invest the funds in highly liquid, investment-grade securities and money market funds.

DESCRIPTION OF CAPITAL STOCK

General

      The prospectus describes the general terms of our capital stock. For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our certificate of incorporation and bylaws. When we offer to sell a particular series of securities, we will describe the specific terms of the series in a supplement to this prospectus. Accordingly, for a description of the terms of any series of securities, you should refer to both the prospectus supplement relating to that series and the description of the securities described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

      Our certificate of incorporation authorizes us to issue of up to 80,000,000 shares of common stock, $.001 par value per share, and authorizes 5,000,000 shares of preferred stock, $.001 par value per share. As of November 30, 2002, 36,798,754 shares of our common stock were issued and outstanding and 665 shares of our Series B preferred stock were issued and outstanding.

Common stock

      Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by the stockholders, except that all holders are entitled to cumulate their votes in the election of directors. Every stockholder voting in the election of directors may cumulate his or her votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by that stockholder, or distribute these votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected.

      Holders of our common stock are entitled to receive dividends declared by our board of directors out of funds legally available for the payment of dividends, subject to the rights, if any, of preferred stockholders. After the payment of liquidation preferences to holders of any preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all our remaining assets available for distribution to stockholders in the event of our liquidation, dissolution or winding up. Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of our capital stock. The rights, preferences and privileges of holders of common stock are subject to, and may be injured by, the rights of the holders of shares of our Series B preferred stock or any series of preferred stock that we may designate and issue in the future.

Preferred stock

      As of November 30, 2002, our Series B redeemable convertible preferred stock was our only preferred stock outstanding. The Series B preferred has a par value of $.001 per share. As of November 30, 2002, there were 2,000 shares of our Series B preferred authorized, of which 665 shares were issued and outstanding. The Series B preferred bears a dividend of five percent, which is only payable in kind upon conversion or redemption of the Series B preferred or upon our dissolution or liquidation. The Series B preferred is non-voting.

      Shares of the Series B preferred are convertible into shares of our common stock. The shares may be so converted at any time upon the request of the holder, and any shares of Series B preferred that remain outstanding as of January 18, 2005 will automatically convert into shares of our common stock at the then-effective conversion ratio. The number of shares of our common stock issuable upon conversion of the Series B preferred is based upon the lower of: (a) a fixed conversion price of $14.53 per share; or (b) the average of certain trading prices during the 10 trading days preceding the date of conversion. As of November 30, 2002, because the trading price per share of our common stock was lower than the fixed conversion price of $14.53, the floating conversion price would apply to a conversion of the Series B preferred, and the 665 outstanding shares of our Series B preferred were convertible into approximately 584,000 shares of our common stock. The number of shares of common stock issuable upon conversion of the Series B preferred would increase as a result of an event triggering the antidilution rights of the Series B preferred. An event that would trigger those rights would be the additional issuance of our stock, or rights to purchase our stock, at a price per share less than either the then-effective fixed or floating conversion price, though there are a number of exceptions that will not trigger these rights, including a registered issuance of our common stock and issuances under our stock plans. However, if we were to issue additional shares of preferred stock or convertible debt securities at a price per share less than either the then-effective fixed or floating conversion price, the antidilution rights of our Series B preferred could be triggered, if they are not waived by the holders of those shares. The number of shares of common stock issuable upon conversion of the Series B preferred would also increase as a result of a decline in the market price of our common stock immediately prior to conversion of the Series B preferred.

      Shares of our Series B preferred are redeemable upon: (a) a merger, consolidation, sale of all or substantially all assets or purchase, tender or exchange offer accepted by holders of more than 50% of our outstanding shares, but only if the holders of two-thirds of the then-outstanding shares of Series B preferred request redemption; or (b) a delisting of our common stock, if any holder requests the redemption of that holder’s Series B preferred. In addition, upon our liquidation or dissolution, the holders of then-outstanding shares of Series B preferred would be entitled to receive payment prior to the holders of any of our common stock in an amount equal to $10,000 per share plus 5% interest since issuance. Furthermore, the terms of the Series B preferred state that we cannot redeem, repurchase or pay cash dividends on our common stock, nor can we issue any additional shares of our preferred stock other than Series B preferred, without the prior written consent of the holders of two-thirds of the then-outstanding shares of Series B preferred.

      Our board of directors has the authority, without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more additional series of preferred stock at any time. The rights, preferences and restrictions of the preferred stock of each new series will be fixed by the certificate of designation relating to each particular series.

      A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

•	the number of shares in any series;

•	the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

•	the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

•	the voting rights of that series of preferred stock, if any;

•	the conversion provisions applicable to that series of preferred stock, if any;

•	the redemption or sinking fund provisions applicable to that series of preferred stock, if any;

•	the liquidation preference per share of that series of preferred stock, if any; and

•	the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

      We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock set forth above and in any description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the applicable certificate of designation for such series of preferred stock for complete information with respect to such preferred stock. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

      Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Stockholder rights plan

      In July 1995, our board of directors adopted a stockholder rights plan, which we amended in July 2000. Pursuant to the stockholder rights plan, we made a dividend distribution of one preferred share purchase right on each share of our common stock outstanding on August 21, 1995 and each share of our common stock issued after that date. Each right entitles stockholders to buy a fraction of a share of our Series A preferred stock with economic terms similar to that of one share of common stock at an exercise price of $300.00, subject to adjustment. Each right will become exercisable following the earlier of (a) the tenth day after a person or group announces an acquisition of 15% or more of our common stock or (b) the tenth business day after a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15% or more of our common stock.

      Following the exercisability of the rights, once an acquiring person has obtained 15% or more of our common stock, each right (other than any rights held by the acquiring person itself or its affiliates) will entitle the holder of the right to purchase, for the exercise price, a number of shares of our common stock having a then current value equal to twice the exercise price. In addition, after the rights become exercisable and after an acquiring person has obtained 15% or more of our common stock, if: (1) we merge into another entity; (2) another entity merges into us; or (3) we sell more than 50% of our assets or earning power (as determined by our board of directors in good faith), then each right (other than any rights held by the acquiring person or its affiliates) shall entitle the holder of the right to purchase, for the exercise price, a number of shares of common stock of the person engaging in the transaction with us having a then current market value equal to twice the exercise price. At any time after an acquiring person obtains 15% or more of our common stock and prior to the acquisition by that person of 50% of our outstanding common stock, our board of directors may elect to exchange the rights (other than any rights held by the acquiring person or its affiliates), in whole or in part, for shares of our common stock at an exchange ratio of one share per right. We are entitled to redeem the rights at a price of $.001 per right at any time before the earlier of: (i) the fifth day following the day that a person or group announces an acquisition of 15% or more of our common stock; or (ii) the final expiration date of the rights. The exercise price, the number of rights and the number of shares issuable upon exercise of the rights are subject to anti-dilution adjustments as described in the stockholder rights plan. Unless earlier exercised, exchanged or redeemed, the rights expire on July 27, 2010.

Potential anti-takeover effects

      The stockholder rights plan and some provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire control of Cell Genesys. This could limit the price that certain investors might be willing to pay in the future for our shares of common stock.

      Our certificate of incorporation and bylaws allow us to:

•	issue preferred stock without any vote or further action by our stockholders;

•	eliminate the right of stockholders to act by written consent without a meeting;

•	specify procedures for director nominations by stockholders and submission of other proposals for consideration at stockholder meetings; and

•	have cumulative voting in the election of directors.

      We are subject to provisions of Delaware law that could also delay or make more difficult a merger, tender offer or proxy contest involving Cell Genesys. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any stockholder for a period of three years unless the transaction meets certain conditions.

      The stockholder rights plan, the possible issuance of preferred stock, the procedures required for director nominations and stockholder proposals and Delaware law could have the effect of delaying, deferring or preventing a change in control of Cell Genesys, including without limitation discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Transfer agent and registrar

      The transfer agent and registrar for our common stock is EquiServe. Their address is 150 Royall Street, Canton, Massachusetts 02021, and their telephone number is (781) 575-2000.

DESCRIPTION OF THE DEPOSITARY SHARES

General

      At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do elect to offer fractional shares of preferred stock, we will issue receipts for depositary shares to the public and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. These rights may include dividend, voting, redemption and liquidation rights.

      The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

      The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

      The summary of terms of the depositary shares contained in this prospectus is not complete and may be modified in a prospectus supplement. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends

      The depositary will distribute cash dividends or other cash distributions, if any, received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date. The relevant record date for depository shares will be the same date as the record date for the preferred stock.

      In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

Liquidation preference

      If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of our voluntary or involuntary liquidation, dissolution or winding up, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption

      If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us not fewer than 20 or more than 60 days, prior to the date fixed for redemption of the preferred stock, unless otherwise provided in the applicable prospectus supplement.

Voting

      Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder’s depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with these instructions. We will agree to take all action that may be deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in accordance with these instructions. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of preferred stock

      Owners of depositary shares will be entitled to receive upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, the number of whole shares of preferred stock underlying their depositary shares.

      Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

Amendment and termination of the deposit agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between the depositary and us. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

DESCRIPTION OF THE WARRANTS

General

      We may issue warrants for the purchase of debt securities, preferred stock or common stock, or any combination thereof. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants. The warrant agent will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of certain provisions of the warrants is not complete. For the complete terms of a particular series of warrants, you should refer to the prospectus supplement for that series of warrants and the warrant agreement for that particular series.

Debt warrants

      The prospectus supplement relating to a particular issue of warrants to purchase debt securities will describe the terms of the debt warrants, including the following:

•	the title of the debt warrants;

•	the offering price for the debt warrants, if any;

•	the aggregate number of the debt warrants;

•	the designation and terms of the debt securities, including any conversion rights, purchasable upon exercise of the debt warrants;

•	if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the dates on which the right to exercise the debt warrants will commence and expire;

•	if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

•	whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

•	information with respect to book-entry procedures, if any; the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the debt warrants, if any;

•	the redemption or call provisions, if any, applicable to the debt warrants;

•	any provisions with respect to the holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the debt warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the debt warrants.

      Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations. Debt warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the debt securities purchasable upon exercise and will not be entitled to payment of principal or any premium, if any, or interest on the debt securities purchasable upon exercise.

Equity warrants

      The prospectus supplement relating to a particular series of warrants to purchase our common stock or preferred stock will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of warrants;

•	the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the exercise price for the warrants;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	the antidilution provisions of the warrants, if any;

•	the redemption or call provisions, if any, applicable to the warrants;

•	any provisions with respect to holder’s right to require us to repurchase the warrants upon a change in control; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

      Holders of equity warrants will not be entitled to:

•	vote, consent to or receive dividends;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as our stockholders.

DESCRIPTION OF THE DEBT SECURITIES

      The debt securities may be either secured or unsecured and will either be our senior debt securities or our subordinated debt securities. The debt securities will be issued under one or more separate indentures between a trustee and us. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. The prospectus, together with the applicable prospectus supplement, will describe all the material terms of a particular series of debt securities.

      The following is a summary of selected terms, provisions and definitions of the indentures and debt securities to which any prospectus supplement may relate. The summary of selected provisions of the indentures and the debt securities appearing below is not complete and are subject to, and qualified entirely by reference to, all of the provisions of the applicable indenture and certificates evidencing the applicable debt securities. For additional information, you should look at the applicable indenture and the certificate evidencing the applicable debt security that is filed as an exhibit to the registration statement that includes the prospectus. In this description of the debt securities, the words “Cell Genesys,” “we,” “us” or “our” refer only to Cell Genesys, Inc. and not to any of our subsidiaries.

      Each prospectus supplement and any supplemental indenture may add, delete, update or change the terms of the debt securities as described in this prospectus. If any particular terms of the indenture or debt securities described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superceded by that prospectus supplement.

General

      Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

      We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened to issue additional debt securities of such series.

      The prospectus supplement relating to a particular series of debt securities will set forth:

•	whether the debt securities are senior or subordinated;

•	the offering price;

•	the title;

•	any limit on the aggregate principal amount;

•	the person who shall be entitled to receive interest, if other than the record holder on the record date;

•	the date or dates the principal will be payable;

•	the interest rate or rates, which may be fixed or variable, if any, the date from which interest will accrue, the interest payment dates and the regular record dates, or the method for calculating the dates and rates;

•	the place where payments may be made;

•	any mandatory or optional redemption provisions or sinking fund provisions and any applicable redemption or purchase prices associated with these provisions;

•	if issued other than in denominations of U.S. $1,000 or any multiple of U.S. $1,000, the denominations in which the debt securities shall be issuable;

•	if applicable, the method for determining how the principal, premium, if any, or interest will be calculated by reference to an index or formula;

•	if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or a holder may elect payment to be made in a different currency;

•	the portion of the principal amount that will be payable upon acceleration of maturity, if other than the entire principal amount;

•	if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, the amount or method for determining the amount which will be deemed to be the principal amount;

•	if applicable, whether the debt securities shall be subject to the defeasance provisions described below under “Satisfaction and discharge; defeasance” or such other defeasance provisions specified in the applicable prospectus supplement for the debt securities;

•	any conversion provisions;

•	whether the debt securities will be issuable in the form of a global security;

•	any subordination provisions applicable to the subordinated debt securities if different from those described below under “Subordinated debt securities”;

•	any paying agents, authenticating agents, security registrars or other agents for the debt securities;

•	any provisions relating to any security provided for the debt securities, including any provisions regarding the circumstances under which collateral may be released or substituted;

•	any deletions of, or changes or additions to, the events of default, acceleration provisions or covenants;

•	any provisions relating to guaranties for the securities and any circumstances under which there may be additional obligors; and

•	any other specific terms of such debt securities.

      Unless otherwise specified in the prospectus supplement, the debt securities will be registered debt securities. Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at time of issuance is below market rates. The U.S. federal income tax considerations applicable to debt securities sold at a discount will be described in the applicable prospectus supplement.

Exchange and transfer

      Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

      We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

      In the event of any partial redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

      Initially, we intend to appoint the trustee as the security registrar. Any transfer agent, and any other security registrar, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global securities

      The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the depositary or nominee or custodian; and

•	bear any required legends.

      No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

•	an event of default is continuing with respect to the debt securities of the applicable series; or

•	any other circumstance described in a prospectus supplement has occurred permitting or requiring the issuance of any such security.

      As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indentures. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

•	entitled to have the debt securities registered in their names;

•	entitled to physical delivery of certificated debt securities; or

•	considered to be holders of those debt securities under the indenture.

      Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

      Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

      Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or any participant, with respect to interests of persons held by participants on their behalf.

      Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither any trustee nor we will have any responsibility or liability for the depositary’s or any participant’s records with respect to beneficial interests in a global security.

Payment and paying agents

      Unless otherwise indicated in a prospectus supplement, the provisions described in this paragraph will apply to the debt securities. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder. The corporate trust office will be designated as our sole paying agent.

      We may also name any other paying agents in a prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

      All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed for a period ending the earlier of: (i) 10 business days prior to the date the money would be turned over to the applicable state; or (ii) at the end of two years after such payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

No protection in the event of a change of control

      Unless otherwise indicated in a prospectus supplement with respect to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control).

Covenants

      Unless otherwise indicated in a prospectus supplement, the debt securities will not contain any financial or restrictive covenants, including covenants restricting either us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness secured by a lien on any of our or our subsidiaries’ property or capital stock, or restricting either us or any of our subsidiaries from entering into sale and leaseback transactions.

Consolidation, merger and sale of assets

      Unless we indicate otherwise in a prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

•	the successor entity, if any, is a U.S. corporation, limited liability company, partnership or trust;

•	the successor entity assumes our obligations on the debt securities and under the indentures;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	certain other conditions are met.

Events of default

      Unless we indicate otherwise in a prospectus supplement, the following will be events of default for any series of debt securities under the indentures:

(1)	we fail to pay principal of or any premium on any debt security of that series when due;

(2)	we fail to pay any interest on any debt security of that series for 30 days after it becomes due;

(3)	we fail to deposit any sinking fund payment when due;

(4)	we fail to perform any other covenant in the indenture and such failure continues for 90 days after we are given the notice required in the indentures; and

(5)	certain events including our bankruptcy, insolvency or reorganization.

      Additional or different events of default applicable to a series of debt securities may be described in a prospectus supplement. An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

      The trustee may withhold notice to the holders of any default, except defaults in the payment of principal, premium, if any, interest, any sinking fund installment on, or with respect to any conversion right of, the debt securities of such series. However, the trustee must consider it to be in the interest of the holders of the debt securities of such series to withhold this notice.

      Unless we indicate otherwise in a prospectus supplement, if an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least a 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, to be due and payable immediately.

      If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series, or if any debt securities of that series are original issue discount securities, such other amount as may be specified in the applicable prospectus supplement, in each case together with accrued and unpaid interest, if any, thereon, will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under “Subordinated debt securities.”

      After acceleration the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amounts, have been cured or waived.

      Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

      A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

(1)	the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

(2)	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

(3)	the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

      Holders may, however, sue to enforce the payment of principal, premium or interest on any debt security on or after the due date or to enforce the right, if any, to convert any debt security (if the debt security is convertible) without following the procedures listed in (1) through (3) above.

      We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the conditions and covenants under the indenture and, if so, specifying all known defaults.

Modification and waiver

      Unless we indicate otherwise in a prospectus supplement, the applicable trustee and we may make modifications and amendments to an indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment.

      We may also make modifications and amendments to the indentures without the consent of the holders, for certain purposes including, but not limited to:

•	providing for our successor to assume the covenants under the indenture;

•	adding covenants or events of default for the benefit of the holders;

•	making certain changes to facilitate the issuance of the securities;

•	securing the securities;

•	providing for a successor trustee or additional trustees;

•	curing any defects, ambiguities or inconsistencies, provided that such modification or amendment shall not materially and adversely affect the holders;

•	providing for guaranties of, or additional obligors on, the securities;

•	permitting or facilitating the defeasance and discharge of the securities; and

•	other changes specified in the indenture.

      However, neither the trustee nor we may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

•	change the stated maturity of any debt security;

•	reduce the principal, premium, if any, or interest on any debt security;

•	reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

•	change the place of payment or the currency in which any debt security is payable;

•	impair the right to enforce any payment after the stated maturity or redemption date;

•	if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders; or

•	change the provisions in the indenture that relate to modifying or amending the indenture.

Satisfaction and discharge; defeasance

      We may be discharged from our obligations on the debt securities of any series that have matured or will mature or be redeemed within one year if we deposit sufficient funds with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

      Each indenture contains a provision that permits us to elect either or both of the following:

•	We may elect to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding. If we make this election, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for the rights of holders to receive payments on debt securities or the registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

•	We may elect to be released from our obligations under some or all of any financial or restrictive covenants applicable to the series of debt securities to which the election relates and from the consequences of an event of default resulting from a breach of those covenants.

      To make either of the above elections, we must deposit in trust with the trustee sufficient funds to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations or, in the case of debt securities denominated in a currency other than U.S. dollars, foreign government obligations. As a condition to either of the above elections, for debt securities denominated in U.S. dollars we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the action.

      “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars:

•	direct obligations of the government that issued or caused to be issued the currency in which such securities are denominated and for the payment of which obligations its full faith and credit is pledged, or, with respect to debt securities of any series which are denominated in euros, direct obligations of certain members of the European Union for the payment of which obligations the full faith and credit of such members is pledged, which in each case are not callable or redeemable at the option of the issuer thereof; or

•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which are not callable or redeemable at the option of the issuer thereof.

Notices

      Notices to holders will be given by mail to the addresses of the holders in the security register.

Governing law

      The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

No personal liability of directors, officers, employees and stockholders

      No incorporator, stockholder, employee, agent, officer, director or subsidiary of ours will have any liability for any obligations of ours, or because of the creation of any indebtedness under the debt securities, the indentures or supplemental indentures. The indentures provide that all such liability is expressly waived and released as a condition of, and as a consideration for, the execution of such indentures and the issuance of the debt securities.

Regarding the trustee

      The indentures limit the right of the trustee, should it become our creditor, to obtain payment of claims or secure its claims.

      The trustee is permitted to engage in certain other transactions. However, if the trustee acquires any conflicting interest, and there is a default under the debt securities of any series for which it is trustee, the trustee must eliminate the conflict or resign.

Subordinated debt securities

      The indebtedness evidenced by the subordinated debt securities of any series is subordinated, to the extent provided in the subordinated indenture and the applicable prospectus supplement, to the prior payment in full, in cash or other payment satisfactory to the holders of senior debt, of all senior debt, including any senior debt securities.

      Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, payments on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt.

      In the event of any acceleration of the subordinated debt securities because of an event of default, holders of any senior debt would be entitled to payment in full in cash or other payment satisfactory to holders of senior debt of all senior debt before the holders of subordinated debt securities are entitled to receive any payment or distribution.

      We are required to promptly notify holders of senior debt or their representatives under the subordinated indenture if payment of the subordinated debt securities is accelerated because of an event of default.

      Under the subordinated indenture, we may also not make payment on the subordinated debt securities if:

•	a default in the payment of senior debt occurs and is continuing beyond any grace period, which we refer to as a payment default; or

•	any other default occurs and is continuing with respect to designated senior debt that permits holders of designated senior debt to accelerate its maturity, and the trustee receives a payment blockage notice from us or some other person permitted to give the notice under the subordinated indenture, which we refer to as a non-payment default.

      We may and shall resume payments on the subordinated debt securities:

•	in case of a payment default, when the default is cured or waived or ceases to exist, and

•	in case of a nonpayment default, the earlier of when the default is cured or waived or ceases to exist or 179 days after the receipt of the payment blockage notice if the maturity of the designated senior debt has not been accelerated.

      No new payment blockage period may start unless 365 days have elapsed from the effectiveness of the prior payment blockage notice. No nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

      As a result of these subordination provisions, in the event of our bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors. The subordination provisions will not prevent the occurrence of any event of default under the subordinated indenture.

      The subordination provisions will not apply to payments from money or government obligations held in trust by the trustee for the payment of principal, interest and premium, if any, on subordinated debt securities pursuant to the provisions described under “Satisfaction and discharge; defeasance,” if the subordination provisions were not violated at the time the money or government obligations were deposited into trust.

      If the trustee or any holder receives any payment that should not have been made to them in contravention of subordination provisions before all senior debt is paid in full in cash or other payment satisfactory to holders of senior debt, then such payment will be held in trust for the holders of senior debt.

      Senior debt securities will constitute senior debt under the subordinated indenture.

      Additional or different subordination provisions may be described in a prospectus supplement relating to a particular series of debt securities.

Definitions

      “designated senior debt” means our obligations under any of our senior debt that expressly provides that it is “designated senior debt.”

      “indebtedness” means:

(1)	all of our indebtedness, obligations and other liabilities for: borrowed money, including our obligations in respect of overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to the whole of our assets or to only a portion of our assets, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers’ acceptances;

(3)	all of our obligations and liabilities in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)	all of our obligations and other liabilities under any other any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

(5)	all of our obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(6)	all of our direct or indirect guaranties or similar agreements in respect of, and obligations or liabilities to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5);

(7)	any of our indebtedness or other obligations described in clauses (1) through (6) secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us regardless of whether the indebtedness or other obligation secured thereby shall have been assumed by us; and

(8)	any and all deferrals, renewals, extensions, refundings of, amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7).

      “senior debt” means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, rent and all fees, costs, expenses and other amounts accrued or due on or in connection with our indebtedness, including all deferrals, renewals, extensions or refundings of, or modifications or supplements to, that indebtedness. Senior debt shall not include:

•	any debt that expressly provides it shall not be senior in right of payment to the subordinated debt securities or expressly provides that such indebtedness is on the same basis or “junior” to the subordinated debt securities; or

•	debt to any of our subsidiaries, a majority of the voting stock of which is owned, directly or indirectly, by us.

PLAN OF DISTRIBUTION

      We may sell the securities from time to time in one or more transactions:

•	through one or more underwriters or dealers;

•	directly to purchasers;

•	through agents; and

•	through a combination of any of these methods of sale.

      We may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; and

•	at negotiated prices.

      We will describe the method of distribution of each series of securities in the applicable prospectus supplement.

      As set forth in the applicable prospectus supplement, the exercise price and the number of shares of common stock or preferred stock purchasable upon exercise of the warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to any holders of common stock, a stock split, reverse stock split, combination, subdivision or reclassification of common stock, and such other events, if any, specified in the applicable prospectus supplement.

      We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

      Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

      We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

      In connection with the offering of certain offered securities, certain persons participating in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities or our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids. Specifically, such persons may overallot in connection with the offering and may bid for and purchase the offered securities in the open market.

      All debt securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of debt securities may make a market in the debt securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any debt securities.

      Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

      To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

      The validity of the securities offered hereby will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the Registration Statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      Government Filings. We file annual, quarterly and special reports, proxy statements and other information with the SEC. In addition, we have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act of 1933, as amended, with respect to the securities offered hereby. You may read and copy any document that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

      Stock Market. Our common stock is traded on the Nasdaq National Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington D.C. 20006.

INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS

      The SEC allows us to “incorporate by reference” the information we file with it. This which means that we can disclose important information to you without setting it out in this prospectus, by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until this offering is complete:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2002;

•	our Current Report on Form 8-K dated October 18, 2002;

•	our definitive proxy statement dated April 26, 2002 filed in connection with our June 6, 2002 Annual Meeting of Stockholders;

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on March 24, 1992 pursuant to Section 12(g) of the Exchange Act; and

•	the description of our Preferred Shares Rights Agreement contained in our Registration Statement on Form 8-A filed on August 8, 1995 pursuant to Section 12(g) of the Exchange Act.

      If you make a request for this information in writing or by telephone, we will provide you, without charge, a copy of any or all of the information incorporated by reference in the registration statement of which prospectus is a part. Requests for this information should be submitted to us at the following address:

Cell Genesys, Inc.

342 Lakeside Drive
Foster City, California 94404
Attention: Investor Relations
(650) 425-4400

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

      We will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Amount to be
Paid by
Registrant

SEC registration fee	$13,800
Legal fees and expenses	*
Accounting fees and expenses	*
Printing fees	*
Transfer agent fees	*
Trustee fees	*
Blue sky fees	*
Miscellaneous expenses	*

Total	$ [ * ]

      * To be provided by amendment.

Item 15.	Indemnification of Directors and Officers

      Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

      Our certificate of incorporation provides for the elimination of liability of monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for known violations of law, for any transaction from which the director derived an improper personal benefit and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. In addition, our bylaws provide that we are required to indemnify our officers and directors to the fullest extent permitted by Delaware law, including on those circumstances in which indemnification would otherwise be discretionary, and that we are required to advance expenses to our officers and directors as incurred.

      Further, we have entered into indemnification agreements with our officers and directors, providing such individuals indemnification to the maximum extent permitted by the Delaware General Corporation Law. These agreements, among other things, indemnify our officers and directors for certain expenses, including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred by any such person in any action or proceeding to which any such person may be made a party, including any action by or in the right of the registrant, by reason of the fact that such person is or was an officer, director, employee or agent of us or any of our subsidiaries or of any other company or enterprise to which the person provides services at our request, provided that such person must have acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. We intend to enter into indemnification agreements with any new directors or officers in the future.

Item 16.     Exhibits

(a) Exhibits:

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.(1)
3.1	Certificate of Incorporation.(2)
3.2	Bylaws.(3)
4.1	Form of Senior Indenture.(1)
4.2	Form of Subordinated Indenture.(1)
4.3	Form of Senior Debt Security (included in Exhibit 4.1).
4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).
4.5	Form of Certificate of Amendment.(1)
4.6	Form of Preferred Stock Certificate.(1)
4.7	Form of Deposit Agreement.(1)
4.8	Form of Depositary Receipt (included in Exhibit 4.7).
4.9	Form of Warrant Agreement.(1)
4.10	Form of Warrant Certificate.(1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(F)
12.1	Computation of Ratio of Earnings to Fixed Charges.(F)
23.1	Consent of Ernst & Young LLP, independent auditors.(F)
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Cell Genesys, Inc. (See page II-6).
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.(1)
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.(1)

(1)	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(2)	Incorporated by reference to exhibit 3.2 filed with Cell Genesys’ Annual Report on Form 10-K for the year ended December 31, 1992.

(3)	Incorporated by reference from exhibit 3.1 filed with Cell Genesys’ Registration Statement on Form S-1 (Reg. No. 33-46452) as amended.

(F)	Filed herewith.

Item 17.     Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Foster City, California, on December 23, 2002.

CELL GENESYS, INC.

By:	/s/ MATTHEW J. PFEFFER

Matthew J. Pfeffer
Vice President and Chief Financial Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Stephen A. Sherwin, M.D. and Matthew J. Pfeffer and each of them individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to this Registration Statement (including, without limitation, post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and otherwise), and to file the same, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ STEPHEN A. SHERWIN, M.D. Stephen A. Sherwin, M.D.	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	December 23, 2002

/s/ MATTHEW J. PFEFFER Matthew J. Pfeffer	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 23, 2002

/s/ DAVID W. CARTER David W. Carter	Director	December 23, 2002

/s/ NANCY M. CROWELL Nancy M. Crowell	Director	December 23, 2002

/s/ JAMES M. GOWER James M. Gower	Director	December 23, 2002

/s/ JOHN T. POTTS, JR., M.D. John T. Potts, Jr., M.D.	Director	December 23, 2002

/s/ THOMAS E. SHENK, PH.D. Thomas E. Shenk, Ph.D.	Director	December 23, 2002

/s/ EUGENE L. STEP Eugene L. Step	Director	December 23, 2002

/s/ INDER M. VERMA, PH.D. Inder M. Verma, Ph.D.	Director	December 23, 2002

EXHIBIT INDEX

Exhibit
Number	Description of Document

1.1	Form of Underwriting Agreement.(1)
3.1	Certificate of Incorporation.(2)
3.2	Bylaws.(3)
4.1	Form of Senior Indenture.(1)
4.2	Form of Subordinated Indenture.(1)
4.3	Form of Senior Debt Security (included in Exhibit 4.1).
4.4	Form of Subordinated Debt Security (included in Exhibit 4.2).
4.5	Form of Certificate of Amendment.(1)
4.6	Form of Preferred Stock Certificate.(1)
4.7	Form of Deposit Agreement.(1)
4.8	Form of Depositary Receipt (included in Exhibit 4.7).
4.9	Form of Warrant Agreement.(1)
4.10	Form of Warrant Certificate.(1)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.(F)
12.1	Computation of Ratio of Earnings to Fixed Charges.(F)
23.1	Consent of Ernst & Young LLP, independent auditors.(F)
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Cell Genesys, Inc. (See page II-6).
25.1	Form T-1 Statement of Eligibility of Trustee for Senior Indenture under the Trust Indenture Act of 1939.(1)
25.2	Form T-1 Statement of Eligibility of Trustee for Subordinated Indenture under the Trust Indenture Act of 1939.(1)

(1)	To be filed by amendment or as an exhibit to a report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934.

(2)	Incorporated by reference to exhibit 3.2 filed with Cell Genesys’ Annual Report on Form 10-K for the year ended December 31, 1992.

(3)	Incorporated by reference from exhibit 3.1 filed with Cell Genesys’ Registration Statement on Form S-1 (Reg. No. 33-46452) as amended.

(F)	Filed herewith.